U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                                                       SEC File Number
                                                           0-31245
                                                         CUSIP NUMBER

                              FORM 12B-25


                       NOTIFICATION OF LATE FILING
                               (Check One):

        [ X ] Form 10-K    [   ] Form 20-F   [   ] Form 11-K
                   [   ] Form 10-Q    [   ] Form N-SAR


For Period Ended:   December 31, 2001
[   ]  Transition Report on Form 10-K
[   ]  Transition Report on Form 20-F
[   ]  Transition Report on Form 11-K
[   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form N-SAR
For the Transition Period Ended:
-----------------------------------------------------------------------
Read Attached Instruction Sheet Before Preparing Form. Please Print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
----------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
-----------------------------------------------------------------------

Part I - Registrant Information

-----------------------------------------------------------------------

Full name of Registrant:      Kaw Acquisition Corporation

Former Name if Applicable:    N/A

Address of Principal Executive Office (Street and Number)
                              1800 North Hill Avenue

City, State and Zip Code:     Willow Grove PA 19090

-----------------------------------------------------------------------

Part II - Rules 12b-25(b) and (c)

-----------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   X      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of the transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

-----------------------------------------------------------------------

Part III - Narrative

-----------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

           Due to delays in providing the information to the accountant, the audit has not yet been completed.

           The registrant will file the Form 10-K Report for the fiscal year ended December 31, 2000, on or before October 3, 2001.


-----------------------------------------------------------------------

Part IV - Other Information

-----------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification.

            JOHN F. HESKETT, Special Counsel  (918) 336-1773

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? (If answer is no, identify report(s).

                                                 [ X ] Yes   [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 [   ] Yes   [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        KAW ACQUISITION CORPORATION
-----------------------------------------------------------------------
              (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 18, 2001          By:   /s/   Peter R. Goss
                                          Peter R.Goss, President